EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SECOND QUARTER 2004 RESULTS

     DALLAS – July 22, 2004 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $11,815,000, or $0.44 per diluted common share, for the quarter ended June 30, 2004, compared to $15,241,000 or $0.65 per diluted common share, for the same period in 2003. Operating income was $0.50 per common share for the second quarter of 2004, compared to $0.57 for the first quarter of 2004 and $0.68 for the second quarter of 2003. A table reconciling net income per diluted common share (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)) to operating income per common share (a non-GAAP financial measure calculated to exclude depreciation on real estate, any gain on asset sales and redemptions of collateralized mortgage obligations (“CMOs”), and the dilutive effects, if present, of the Series B preferred shares) is included in this release.

     Capstead operates as a real estate investment trust earning income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments primarily consist of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae (collectively “Agency Securities”). Capstead has also made limited investments in credit-sensitive commercial real estate-related assets, including the direct ownership of real estate.

Second Quarter Results and Related Discussion

     Second quarter 2004 operating income declined from the first quarter of 2004 as lower financing spreads (the difference between yields earned on mortgage investments and rates charged on related borrowings) offset the benefits of portfolio growth from acquisitions of ARM securities. Acquisitions of ARM securities totaled $410 million during the second quarter and $770 million year-to-date. Portfolio runoff totaled $202 million during the second quarter and $350 million year-to-date. Runoff was higher during the second quarter, primarily reflecting higher levels of mortgage prepayments in recent months, due largely to a brief drop in mortgage interest rates late in the first quarter. These lower rates provided homeowners, who for the first time in several years are facing higher resets on their ARM loans, another opportunity to refinance into fixed-rate mortgages at interest rates near the historically low levels experienced in 2003. With higher current mortgage interest rates, mortgage prepayments are expected to subside later in the third quarter.

     Financing spreads declined 41 basis points during the second quarter of 2004 to 1.90%, attributable to lower mortgage investments portfolio yields and higher borrowing costs. The overall yield earned on the portfolio averaged 3.10% during the second quarter, compared to an average yield of 3.42% earned during the prior quarter. Yields on ARM securities are affected by levels of mortgage prepayments and, more importantly, fluctuate as coupon interest rates on the underlying mortgage loans reset to reflect current interest rates. Current quarter yields reflect the effects of relatively high mortgage prepayments and the trend of downward resets in coupon interest rates experienced the last several years. However, because of the higher current interest rate environment, coupon interest rate resets are expected to begin trending higher resulting in improving yields from this portfolio in the coming quarters. For example, if interest rates remain at current levels, the average yield on the portfolio could increase approximately 46 basis points by the second quarter of 2005. Actual yields will depend on portfolio composition as well as fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments.

     Average rates on borrowings secured by mortgage investments increased 9 basis points to 1.20% during the second quarter of 2004 compared to the prior quarter and are expected to increase further in future quarters. On June 30, 2004 the Federal Reserve Open Market Committee raised the Federal Funds Rate 25 basis points in the first of a series of expected moves to increase short-term interest rates in response to current growth expectations for the United States economy. Although the Company primarily uses 30-day repurchase arrangements to finance its mortgage investments, early in the second quarter the Company extended maturities for up to two years on $308 million of its borrowings related to the Company’s modest position in fixed-rate securities and certain longer-to-reset ARM securities. By doing so the Company effectively locked in attractive financing spreads over the expected fixed-rate terms of these investments. Interest rates on the rest of the Company’s short-term borrowings remain largely dependent on actions by the Federal Reserve to change short-term interest rates, market expectations of future changes in short-term interest rates and the extent of changes in financial market liquidity.

     Commenting on Capstead’s operating results and recent investing activity, Andrew F. Jacobs, President and Chief Executive Officer, said, “We are pleased with our continued success in acquiring attractively priced ARM securities. With these acquisitions, we have grown the mortgage investments portfolio by $200 million since the end of the first quarter and by over $400 million since year-end. Because the majority of our portfolio currently consists of ARM securities backed by mortgage loans with coupon interest rates that reset at least annually, we believe our portfolio is positioned to withstand the anticipated higher interest rate environment, albeit at reduced financing spreads. While we anticipate that managing a large portfolio of ARM securities will remain the core focus of our investment strategy, we also are continuing to investigate other real estate-related opportunities that can provide attractive risk-adjusted returns over the long term with relatively low sensitivity to changes in interest rates.

     “We are also pleased with results achieved raising new common equity capital the last five months. These sales have been accretive to the book value of existing stockholders and have allowed us to continue to grow our mortgage investments portfolio while maintaining sufficient liquidity for making further opportunistic investments. These sales will likely continue in the coming months if market conditions allow.”

     In conclusion, Mr. Jacobs cautioned, “Although the effects of rising borrowing costs on our financing spreads can eventually be mitigated by ARM security yield increases, interest rates on our borrowings rise (and fall) almost immediately while ARM security yields change slowly by comparison because the coupon interest rates on the underlying mortgage loans reset only once or twice a year and the amount of each reset can be limited or capped. Consequently, as increasing short-term interest rates reduce our current financing spreads, earnings and dividends will decline in the immediately ensuing quarters before the benefits of ARM security yield increases are fully realized.”

Results of Capital Raising Activity

     Between February 2 and June 30, 2004, the Company sold 2,019,400 common shares into the open market on a limited basis, increasing common shares outstanding to 16,073,980 at June 30, 2004. With these sales, Capstead raised nearly $30 million of new common equity at an average price of $14.80 per share, after expenses. The proceeds from these issuances have been invested in attractively priced ARM securities.

Book Value per Common Share

     As of June 30, 2004, the Company’s book value per common share was $6.88, an increase of $0.21 from December 31, 2003. Increases in book value from raising common equity capital at prices in excess of book value more than offset the effects of declines in the aggregate unrealized gain on the Company’s mortgage investments portfolio because of portfolio runoff and higher prevailing interest rates; and dividend payments in excess of GAAP net income. Common stock issuances contributed $1.04 per share to book value while declines in the aggregate unrealized gain on the Company’s investments (most of which are debt securities carried at fair value with changes in fair value reflected in stockholders’ equity) and other elements of accumulated other comprehensive income lowered book value by $0.72 per share. Dividend payments in excess of GAAP net income, which results primarily because the Company currently distributes all cash flow from its net-leased real estate, ignoring non-cash depreciation charges, lowered book value by $0.11 per share.

     The unrealized gain on the Company’s mortgage investments portfolio can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair values of investments not carried at fair value on the Company’s balance sheet generally will not affect book value.

* * * * *

     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. Relative to direct investments in real estate, these factors may include, but are not limited to, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Mortgage securities and similar investments ($2.4 billion pledged under repurchase arrangements)	$2,612,662	$2,195,117
CMO collateral and investments	105,311	167,571

	2,717,973	2,362,688
Real estate held for lease, net of accumulated depreciation	131,559	133,414
Receivables and other assets	44,917	41,880
Cash and cash equivalents	23,180	16,340

	$2,917,629	$2,554,322

Liabilities
Repurchase arrangements and similar borrowings	$2,386,071	$1,975,178
Collateralized mortgage obligations (“CMOs”)	104,675	166,807
Borrowings secured by real estate	120,101	120,206
Common stock dividend payable	7,994	8,829
Accounts payable and accrued expenses	4,841	6,264

	2,623,682	2,277,284

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 and 211 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively ($3,317 aggregate liquidation preference)	2,827	2,956
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at June 30, 2004 and December 31, 2003 ($180,025 aggregate liquidation preference)	176,707	176,707
Common stock — $0.01 par value; 100,000 shares authorized; 16,074 and 14,015 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	161	140
Paid-in capital	484,919	456,198
Accumulated deficit	(387,718)	(387,718)
Accumulated other comprehensive income	17,051	28,755

	293,947	277,038

	$2,917,629	$2,554,322

Book value per common share	$6.88	$6.67

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Interest income:
Mortgage securities and similar investments	$19,279	$21,648	$38,716	$46,785
CMO collateral and investments	1,866	10,122	4,372	25,090

Total interest income	21,145	31,770	43,088	71,875

Interest and related expense:
Repurchase arrangements and similar borrowings	6,967	6,454	12,797	13,673
CMO borrowings	1,659	10,010	3,952	25,349
Mortgage insurance and other	67	99	114	208

Total interest and related expense	8,693	16,563	16,863	39,230

Net margin on financial assets	12,452	15,207	26,225	32,645

Real estate lease income	2,434	2,575	4,959	5,096

Real estate-related expense:
Interest	1,061	1,133	2,146	2,225
Depreciation	927	927	1,854	1,854

Total real estate-related expense	1,988	2,060	4,000	4,079

Net margin on real estate held for lease	446	515	959	1,017

Other revenue (expense):
Gain on asset sales and CMO redemptions	–	1,392	–	3,140
CMO administration and other	249	181	316	401
Incentive fee payable to former affiliate	–	(197)	–	(500)
Other operating expense	(1,332)	(1,857)	(3,331)	(3,919)

Total other revenue (expense)	(1,083)	(481)	(3,015)	(878)

Net income	$11,815	$15,241	$24,169	$32,784

Net income	$11,815	$15,241	$24,169	$32,784
Less cash dividends paid on preferred stock	(5,064)	(5,068)	(10,131)	(10,138)

Net income available to common stockholders	$6,751	$10,173	$14,038	$22,646

Net income per common share:
Basic	$0.44	$0.73	$0.95	$1.62
Diluted	0.44	0.65	0.94	1.41
Cash dividends declared per share:
Common	$0.500	$0.780	$1.030	$1.720
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(In thousands)
(Unaudited)

	June 30, 2004					December 31, 2003
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)
Debt securities held available- for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$739	$4	$743	$810	$67	$76
ARMs:
LIBOR/CMT	1,274,071	22,410	1,296,481	1,310,854	14,373	18,105
COFI	78,045	(2,257)	75,788	78,713	2,925	3,520
Ginnie Mae ARMs	985,198	10,033	995,231	993,768	(1,463)	5,281

	2,338,053	30,190	2,368,243	2,384,145	15,902	26,982

Non-agency Securities:
Fixed-rate	1,061	–	1,061	1,140	79	–
ARMs	48,204	449	48,653	49,307	654	1,006

	49,265	449	49,714	50,447	733	1,006
CMBS – adjustable rate	73,069	3	73,072	73,070	(2)	9
CMO collateral and investments	12,990	322	13,312	13,730	418	499

	$2,473,377	$30,964	$2,504,341	$2,521,392	$17,051	$28,496

Debt securities held-to-maturity:						(b )
Released CMO collateral:
Agency securities:
Fixed-rate	45,271	192	45,463	47,514	2,051	113
Non-agency securities:
Fixed-rate	41,237	54	41,291	42,621	1,330	4,310
ARMs	17,789	457	18,246	18,133	(113)	(230)

	104,297	703	105,000	108,268	3,268	4,193
CMO collateral and investments	90,039	1,542	91,581	91,767	186	224

	$194,336	$2,245	$196,581	$200,035	$3,454	$4,417

(a)	Unrealized gains and losses on investments in debt securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are recognized in operating results only if sold. Investments in real estate held for lease are not classified as debt securities. Consequently, these assets are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Investments in debt securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(Dollars in thousands)
(Unaudited)

	2nd Quarter Average (a)		As of June 30, 2004			Projected	Lifetime
		Actual	Actual	Premiums		3rd Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$51,106	5.98%	50%	$196	$46,206	6.16%	39%
ARMs:
LIBOR/CMT	1,254,152	2.79	29	22,410	1,296,481	2.76	28
COFI	79,628	4.49	28	(2,257)	75,788	4.36	27
Ginnie Mae ARMs	905,310	3.17	28	10,033	995,231	3.11	29

	2,290,196	3.07	29	30,382	2,413,706	3.02	28

Non-agency securities:
Fixed-rate	45,333	6.19	42	54	42,352	6.38	38
ARMs	69,981	3.20	27	906	66,899	3.60	37

	115,314	4.37	34	960	109,251	4.67	37
CMBS	73,135	2.19	1	3	73,072	2.74	1

	2,478,645	3.10	29	$31,345	2,596,029	3.08	28

Related borrowings:
< 90 day maturities	2,089,917	1.10			2,077,608	1.49
> 90 day maturities	204,059	2.20			308,463	2.20

	2,293,976	1.20			2,386,071	1.58

Capital employed/ financing spread	$184,669	1.90			$209,958	1.50

Return on assets (c)		1.98				1.60

(a)	Basis represents the Company’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected prepayments over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual prepayments and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings with less than 90 day maturities reflect expectations for 25 basis point increases in the Federal Funds Rate on August 10 and September 21, 2004.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.

CAPSTEAD MORTGAGE CORPORATION
COMPARISON OF OPERATING INCOME *
AND DILUTED INCOME PER SHARE
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	June 30, 2004		March 31,2004		June 30, 2003
	Operating	Diluted	Operating	Diluted	Operating	Diluted
Net income	$11,815	$11,815	$12,354	$12,354	$15,241	$15,241
Adjustments for:
Depreciation on real estate	927	–	927	–	927	–
Gain on asset sales and CMO redemptions	–	–	–	–	(1,393)	–
Series B preferred dividends	(4,983)	(4,983)	(4,983)	(4,983)	(4,982)	–

	$7,759	$6,832	$8,298	$7,371	$9,793	$15,241

Weighted average common shares outstanding	15,237	15,237	14,267	14,267	13,978	13,978
Net effect of dilutive securities:
Preferred B shares	–	–	–	–	–	8,943
Stock options and other preferred shares	341	341	353	353	349	349

	15,578	15,578	14,620	14,620	14,327	23,270

	$0.50	$0.44	$0.57	$0.50	$0.68	$0.65

*	Capstead reports operating income per common share (a non-GAAP financial measure calculated excluding depreciation on real estate, any gain on asset sales and CMO redemptions, and the dilutive effects, if present, of the Series B preferred shares) under the belief it provides investors with a useful supplemental measure of the Company’s operating performance. Operating income represents a measure of the amount of funds generated by operations, which may, at the discretion of Capstead’s Board of Directors, be used for reinvestment or distributed to common stockholders as dividends. Depreciation on real estate, although an expense deductible for federal income tax purposes and therefore an item that reduces Capstead’s REIT distribution requirements, is added back to arrive at operating income because it is a noncash expense. Gains are excluded because they are considered non-operating in nature and the amount and timing of any such gains are dependent upon investment strategies and future market conditions. The Series B preferred shares are considered dilutive, for diluted net income per common share purposes only, whenever annualized basic net income per common share exceeds $2.18 (the Series B preferred share annualized dividend of $1.26 divided by the current conversion rate of 0.5776). Operating income per common share excludes the dilutive effects, if present, of the Series B preferred shares because it is not economically advantageous to convert these shares at market prices of both the common shares and Series B preferred shares.